Exhibit 10.3
WAIVER AND AMENDMENT
THIS WAIVER AND AMENDMENT (this “Amendment”) is made as of August 9, 2006, among Infinity Energy Resources, Inc., a Delaware corporation (including as successor to Infinity, Inc., “Infinity”), HFTP Investment L.L.C. (“HFTP”), Gaia Offshore Master Fund, Ltd. (“Gaia”), AG Offshore Convertibles, Ltd. (“AG Offshore”), Leonardo, L.P. (“Leonardo”) and Portside Growth & Opportunity Fund (“Portside” and collectively with HFTP, Gaia and AG Offshore, the “Buyers”), and Consolidated Oil Well Services, Inc., a Kansas corporation and wholly-owned subsidiary of Infinity (“Consolidated”), CIS-Oklahoma, Inc., a Kansas corporation and wholly-owned subsidiary of Infinity (“CIS”), Infinity Oil & Gas of Wyoming, Inc., a Wyoming corporation and wholly-owned subsidiary of Infinity (“Infinity-Wyoming”), Infinity Oil & Gas of Kansas, a Kansas corporation and wholly-owned subsidiary of Infinity (“Infinity-Kansas”), and Infinity Oil and Gas of Texas, Inc., a Delaware corporation and wholly-owned subsidiary of Infinity (“Infinity-Texas,” and together with Consolidated, CIS, Infinity-Wyoming, Infinity-Kansas and Infinity-Delaware, the “Subsidiaries). Unless otherwise indicated or defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Securities Purchase Agreement (as defined below).
W I T N E S S E T H:
     WHEREAS, Infinity, HFTP, AG Offshore and AG Domestic Convertibles, L.P. (“AG Domestic”) entered into that certain Securities Purchase Agreement, dated as of January 13, 2005 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Securities Purchase Agreement”);
     WHEREAS, pursuant to the Securities Purchase Agreement, Infinity issued to HFTP, AG Domestic and AG Offshore senior secured notes (such notes, together with any promissory notes issued in exchange or substitution therefor or replacement thereof, and as any of the same may be amended, restated, modified, supplemented or otherwise modified and in effect from time to time, the “January 2005 Notes”), dated January 13, 2005, in an initial aggregate principal amount of $30,000,000 and warrants (such warrants, together with any warrants or other securities issued in exchange or substitution thereof or replacement thereof and as any of the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “January 2005 Warrants”), dated January 13, 2005, to purchase shares of the common stock, par value $0.0001 per share (the “Common Stock”), of the Company;
     WHEREAS, AG Domestic subsequently assigned to AG Offshore the January 2005 Notes and January 2005 Warrants held by AG Domestic and AG Domestic’s rights and obligations with respect to any and all future sales of Additional Notes and Additional Warrants by the Company pursuant to the Securities Purchase Agreement;
     WHEREAS, Infinity, HFTP, Gaia, AG Offshore, the Subsidiaries and Agent entered into that certain First Additional Closing Agreement, dated as of September 7, 2005 (the “First Additional Closing Agreement”), pursuant to which, among things, the January 2005 Notes were amended and Gaia was made a Buyer under the Securities Purchase Agreement;

     WHEREAS, pursuant to the Securities Purchase Agreement and the First Closing Agreement, the Company issued to HFTP, Gaia and AG Offshore senior secured notes (such notes, together with any promissory notes issued in exchange or substitution therefor or replacement thereof, and as any of the same may be amended, restated, modified, supplemented or otherwise modified and in effect from time to time, the “September 2005 Notes”), dated September 7, 2005, in an initial aggregate principal amount of $9,500,000 and warrants (such warrants, together with any warrants or other securities issued in exchange or substitution thereof or replacement thereof and as any of the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “September 2005 Warrants”), dated September 7, 2005, to purchase shares of Common Stock;
     WHEREAS, Infinity, HFTP, Gaia, AG Domestic, AG Offshore, the Subsidiaries and Agent entered into that certain Master Assumption and Reaffirmation of Transaction Documents dated as of September 9, 2005, pursuant to which, among other things, Infinity assumed all of the obligations of Infinity, Inc. under the Securities Purchase Agreement, the January 2005 Notes, the January 2005 Warrants, the September 2005 Notes, the September 2005 Warrants and the other Transaction Documents;
     WHEREAS, pursuant to the Securities Purchase Agreement, the Company issued to HFTP, Gaia and AG Offshore senior secured notes (such notes, together with any promissory notes issued in exchange or substitution therefor or replacement thereof, and as any of the same may be amended, restated, modified, supplemented or otherwise modified and in effect from time to time, the “December 2005 Notes”), dated December 9, 2005, in an initial aggregate principal amount of $5,500,000 and warrants (such warrants, together with any warrants or other securities issued in exchange or substitution thereof or replacement thereof and as any of the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “December 2005 Warrants”), dated December 9, 2005, to purchase shares of Common Stock;
     WHEREAS, Infinity, HFTP, Gaia, AG Offshore, Leonardo the Subsidiaries and Agent entered into that certain Third Additional Closing Agreement, dated as of March 17, 2006, (the “Third Additional Closing Agreement”), pursuant to which, among other things, Leonardo was made a Buyer under the Securities Purchase Agreement;
     WHEREAS, pursuant to the Securities Purchase Agreement and the Third Additional Closing Agreement, the Company issued to Gaia and Leonardo senior secured notes (such notes, together with any promissory notes issued in exchange or substitution therefor or replacement thereof, and as any of the same may be amended, restated, modified, supplemented or otherwise modified and in effect from time to time, the “March 2006 Notes” and, collectively with the January 2005 Notes, the September 2005 Notes and the December 2005 Notes, the “Notes”), dated March 17, 2006, in an initial aggregate principal amount of $8,000,000 and warrants (such warrants, together with any warrants or other securities issued in exchange or substitution thereof or replacement thereof and as any of the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “March 2006 Warrants” and, collectively with the January 2005 Warrants, the September 2005 Warrants, and the December 2005 Warrants, the “Warrants”), dated March 17, 2006, to purchase shares of Common Stock;

     WHEREAS, Portside currently holds a portion of the Notes and the Warrants; and
     WHEREAS, the Company has incurred Indebtedness (as defined in the Notes) in the form of (i) obligations issued, undertaken or assumed as the deferred purchase price of property or services consisting of unsecured account trade payables (“Accounts Payable") in the oil and gas production segment of the Company’s business (the Accounts Payable in such segment, the “O & G Accounts Payable”) exceeding an aggregate among the Company and its Subsidiaries of $5,000,000 and (ii) Accounts Payable unpaid in excess of 90 days beyond invoice due date (collectively, the “Accounts Payable Default”), resulting in the breach of Section 4(n) of the Securities Purchase Agreement and Section 12 of each of the Notes and the occurrence of a Triggering Event (as defined in the Notes) under Sections 3(b)(vii) and 3(b)(viii) of each of the Notes and an Event of Default (as defined in the Notes) under Section 11(a)(iii) of each of the Notes.
     NOW, THEREFORE, in consideration of the agreements, provisions and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned agrees as follows:
     1. Company Alternative Conversion Notice.
          a. For purposes of this Section 1, each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Notes.
          b. The Company hereby elects to cause the conversion of an aggregate of $2,500,000 in principal amount (the “Aggregate Conversion Amount”) of the Notes (together with the aggregate Interest Amount with respect thereto), as if the Company had delivered a Company Alternative Conversion Notice pursuant to each of the Notes with respect thereto, and this Section 1(b) shall be deemed a Company Alternative Conversion Notice pursuant to Section 8(a) of each of the Notes (which, for the avoidance of doubt, means each Note of each Series) and the conversion elected by the foregoing shall be deemed a Company Alternative Conversion pursuant to Section 8 of each of the Notes (the “August 2006 Company Conversion”). The August 2006 Company Conversion elected by the Company pursuant to this Section 1(b) shall be irrevocable by the Company. With respect to each Buyer, its aggregate Pro Rata Conversion Amount of the Aggregate Conversion Amount shall be as set forth on Exhibit A attached hereto (such holder’s “Aggregate Conversion Amount”), and such Aggregate Conversion Amount shall apply on an aggregate basis to the Notes held by such Buyer. Each of the Buyers shall convert its Aggregate Pro Rata Conversion Amount with respect to the Notes held by such Buyer, together with the Interest Amount with respect to the allocable portion of the principal represented by such Aggregate Pro Rata Conversion Amount accruing through and including the applicable Conversion Date, in accordance with, and subject to the terms and conditions of Section 8 of each such Note (including the satisfaction (or waiver in writing by such Buyer) of the Conditions to Company Alternative Conversion and the compliance with the provisions of Sections 8(d) and 8(e) thereof), with such Buyer selecting the one or more Notes (of any one or more Series) held by such Buyer as to which the August 2006 Company Conversion shall apply.

          c. Each of the Buyers, severally and not jointly, hereby waives, solely with respect to the August 2006 Company Conversion, the requirement that the Company Alternative Conversion Notice deemed to be delivered pursuant to Section 1(b) be delivered at least five (5) Business Days prior to the first Trading Day of the Company Alternative Conversion Period. Notwithstanding anything to the contrary in the Notes, each of the Buyers, severally and not jointly, hereby agrees with the Company that the Company Alternative Conversion Period with respect to the August 2006 Company Conversion shall be the period commencing on and including August 10, 2006 through and including September 15, 2006.
          d. In the event that any of a Buyer’s Aggregate Pro Rata Conversion Amount is not converted by such Buyer due to a failure to satisfy the Conditions to Company Alternative Conversion (unless waived in writing by such Buyer) or due to the provisions of Section 8(d) or 8(e) of the Notes (each, a “Conversion Prohibition Event”), then, notwithstanding anything to the contrary in the Notes, the August 2006 Company Conversion shall be null and void with respect to any such unconverted Aggregate Pro Rata Conversion Amount, the Company shall be deemed to have given a Company Alternative Redemption Notice with respect to such unconverted Aggregate Pro Rata Conversion Amount (and, for purposes of Section 7(a) of the Notes held by such Buyer, shall be entitled to give such Company Alternative Redemption Notice), and the principal represented by such unconverted Aggregate Pro Rata Conversion Amount (together with the Interest Amount with respect thereto) shall be redeemed by the Company in accordance with the terms of this Amendment and Section 7 of the Notes by wire transfer of immediately available funds to such Buyer no later than the first Business Day following such Conversion Prohibition Event (an “Unconverted Amount Company Redemption”). Each of the Buyers, severally and not jointly, hereby waives, solely with respect to the Unconverted Amount Company Redemption, (i) the requirement that the Company Alternative Redemption Notice deemed to be delivered pursuant to this Section 1(d) be delivered at least five (5) Business Days prior to the Company Alternative Redemption Date, and (ii) the Conditions to Company Alternative Redemption.
     2. Amendment to the Notes.
          a. Each of the Buyers, severally and not jointly, hereby agrees with the Company that each of the Notes held by such Buyer be amended by adding a new Section 6.1 thereto that shall read in its entirety as follows:
     “6.1 Installment Conversion or Redemption.
     (a) Convertible Installment. With respect to each Convertible Installment Date (as defined in Section 6.1(c)), the Company shall either (i) require conversion of the Convertible Installment Amount (as defined in Section 6.1(c)), in whole or in part, in accordance with this Section 6.1 and Section 8 and the corresponding sections of the Other Notes held by the Holder, at the applicable Conversion Price, and subject to the satisfaction of the Conditions to Company Alternative Conversion (as defined in Section 8(c)) (a “Convertible Installment Conversion”), or (ii) redeem the Convertible Installment Amount, in whole or in part, in accordance with this Section 6.1 and Section 7 and the corresponding provisions of the Other Notes held by the Holder (a “Convertible Installment Redemption”); provided that all of the outstanding Convertible Installment Amount must be converted or redeemed by the Company, subject to the provisions of this Section 6.1 and the corresponding provisions of the Other Notes held by the Holder; and provided further that the Company may elect more than one of the Convertible Installment Conversion and the Convertible Installment Redemption, if each such election is with respect to at least $500,000 of the aggregate principal amount of the Notes comprising the aggregate Convertible Installment Amount with respect to all of the Notes. At least five (5) Business Days prior to each Convertible Installment Date, the Company shall deliver to the Holder written notice (each a “Convertible Installment Notice”), which Convertible Installment Notice shall state (i) the portion, if any, of the applicable Convertible Installment Amount which the Company elects to convert pursuant to a Convertible Installment Conversion (the “Convertible Installment Conversion Amount”), (ii) the portion, if any, of the applicable Convertible Installment Amount which the Company elects to redeem pursuant to a Convertible Installment Redemption (the “Convertible Installment Redemption Amount”), and which amount when added to the Convertible Installment Conversion Amount must equal the Convertible Installment Amount, and (iii) if the Company has elected, in whole or in part, a Convertible Installment Conversion, then the Convertible Installment Notice shall certify that the Conditions to Company Alternative Conversion are satisfied as of the date of the Convertible Installment Notice (except to the extent waived in writing by the Holder); provided that, notwithstanding anything to the contrary in Section 8, the Condition to Company Alternative Conversion set forth in Section 8(c)(iv) shall not apply to any Convertible Installment Conversion pursuant to this Section 6.1. If the Company does not deliver a Convertible Installment Notice in accordance with this Section 6.1(a) in connection with any Convertible Installment Date, then the Convertible Installment Redemption Amount shall mean the Convertible Installment Amount with respect to such Convertible Installment Date and the Company shall be deemed to have given a Company Alternative Redemption Notice with respect to the Convertible Installment Amount (and, for purposes of Section 7(a), shall be entitled to give such Company Alternative Redemption Notice). Each Convertible Installment Notice shall be irrevocable. The Company shall elect to redeem and convert the Convertible Installment Amount of this Note pursuant to this Section 6.1(a) and the corresponding Convertible Installment Amounts of the Other Notes pursuant to the corresponding provisions of the Other Notes in the same ratio of principal amount being redeemed and principal amount being converted, and each holder shall elect the one or more Notes (of this or any other Series) held by such holder to which such Convertible Installment Redemption and/or Convertible Installment Conversion shall apply. That portion of the Principal of this Note and the Other Notes held by the Holder constituting the Convertible Installment Conversion Amount shall be converted in accordance with the provisions of this Section 6.1(a) and Sections 2 and 8 and the corresponding provisions of the Other Notes held by the Holder at the applicable Conversion Rate. That portion of the Principal of this Note and the Other Notes held by the Holder constituting the Convertible Installment Redemption Amount (whether set forth in the Convertible Installment Notice or by operation of this Section 6.1(a)) shall be redeemed in accordance with the provisions of this

Section 6.1 and Section 7 at the applicable Company Alternative Redemption Rate. For purposes of this Section 6.1(a) and notwithstanding anything to the contrary contained in Section 8(a), (A) a Convertible Installment Conversion shall constitute a Company Alternative Conversion; (B) a Convertible Installment Notice containing a Convertible Installment Conversion Amount shall constitute a Company Alternative Conversion Notice; (C) the Pro Rata Conversion Amount with respect to a Convertible Installment Conversion shall be the Convertible Installment Conversion Amount; (D) the Company Alternative Conversion Period (as defined in Section 8(a)) with respect to a Convertible Installment Conversion shall be all of the Trading Days of the month containing the applicable Convertible Installment Date; and (E) the “Final Company Alternative Conversion Date” shall be the final Trading Day of the month containing the applicable Convertible Installment Date. For purposes of this Section 6.1(a) and notwithstanding anything to the contrary contained in Section 7(a), (V) a Convertible Installment Redemption shall constitute a Company Alternative Redemption; (W) a Convertible Installment Notice containing a Convertible Installment Redemption Amount shall constitute a Company Alternative Redemption Notice; (X) the Company Alternative Redemption Date with respect to a Convertible Installment Redemption shall be the applicable Convertible Installment Date; (Y) the Pro Rata Redemption Amount with respect to a Convertible Installment Redemption shall be the Convertible Installment Redemption Amount; and (Z) the Conditions to Company Alternative Redemption set forth in Section 7(c) shall be deemed to have been satisfied.
     (b) Cash Installment. With respect to each Cash Installment Date (as defined in Section 6.1(c)), the Company shall be deemed to have given a Company Alternative Redemption Notice with respect to the Cash Redemption Amount (and, for purposes of Section 7(a), shall be entitled to give such Company Alternative Redemption Notice) and shall redeem the Cash Installment Amount (as defined in Section 6.1(c)) in accordance with this Section 6.1 and Section 7 and the corresponding provisions of the Other Notes held by the Holder (a “Cash Installment Redemption”). Each holder shall elect the one or more Series of Notes held by such holder to which such Cash Installment Redemption shall apply. That portion of the Principal of this Note and the Other Notes held by the Holder constituting the Cash Installment Amount shall be redeemed in accordance with the provisions of this Section 6.1 and Section 7 and the corresponding provisions of the Other Notes held by the Holder at the applicable Company Alternative Redemption Rate. For purposes of this Section 6.1(b) and notwithstanding anything to the contrary contained in Section 7(a), (i) a Cash Installment Redemption shall constitute a Company Alternative Redemption; (ii) the Company Alternative Redemption Date with respect to a Cash Installment Redemption shall be the applicable Cash Installment Date; (iii) the Pro Rata Redemption Amount with respect to a Cash Installment Redemption shall be the Cash Installment Redemption Amount; and (iv) the Conditions to Company Alternative Redemption set forth in Section 7(c) shall be deemed to have been satisfied.

     (c) Definitions.
          (i) For purposes of this Section 6.1, “Cash Installment Amount” means the portion of the Principal of this Note and the Other Notes held by the Holder equal to the lesser of (A) the product of $9,000,000, multiplied by the Holder’s Allocation Percentage, together with the Interest Amount with respect thereto, and (B) the aggregate outstanding Principal of all of the Notes held by the Holder, together with the Interest Amount with respect thereto.
          (ii) For purposes of this Section 6.1, “Cash Installment Date” means each of January 15, 2007, April 15, 2007 and July 15, 2007, or if any such date is not a Business Day, the first Business Day thereafter.
          (iii) For purposes of this Section 6.1, “Convertible Installment Amount” means a portion of the Principal of this Note and the Other Notes held by the Holder equal to the lesser of (A) the product of $2,000,000, multiplied by the Holder’s Allocation Percentage, together with the Interest Amount with respect thereto, and (B) the aggregate outstanding Principal of all of the Notes held by the Holder, together with the Interest Amount with respect thereto.
          (iv) For purposes of this Section 6.1, “Convertible Installment Date” means the first Business Day of each calendar month, beginning on and including October 1, 2006 through and including June 1, 2007.”
          b. Each of the Buyers, severally and not jointly, hereby agrees with the Company that Section 8(b) of all of the Notes be amended by adding the phrase “, a Convertible Installment Conversion Amount” in the third sentence of such Section immediately following the phrase “Mandatory Compliance Amount”.
          c. Each of the Buyers, severally and not jointly, hereby agrees with the Company that Section 8(b) of all of the Notes be amended by adding the phrase “, a Convertible Installment Conversion” in the fourth sentence of such Section immediately following the phrase “Interest Conversion”.
          d. Each of the Buyers, severally and not jointly, hereby agrees with the Company that Section 8(d) of all of the Notes be amended by adding the phrase “, a Convertible Installment Conversion Amount” in the final sentence of such Section immediately following the phrase “Mandatory Compliance Amount”.
          e. Each of the Buyers, severally and not jointly, hereby agrees with the Company that Section 8(e) of all of the Notes be amended by adding the phrase “, a Convertible Installment Conversion Amount” in the final sentence of such Section immediately following the phrase “Mandatory Compliance Amount”.
          f. Each of the Buyers, severally and not jointly, hereby agrees with the Company that the definition of Triggering Event set forth in Section 3(b)(viii) of each of the Notes be amended by adding the following at the end of such Section:

“or Section 6.1 hereof, or the Company breaches or otherwise fails to comply with any representation, warranty, covenant or other term or condition of that certain Amendment and Waiver, dated as of August 9, 2006, by and among the Company, the Buyers and the Company’s Subsidiaries.”
          g. The Notes, except as amended pursuant to this Section 2, shall remain unmodified, unamended and in full force and effect. In the event of any conflict between the terms and provisions of the Notes and the terms and provisions of this Section 2, the terms and provisions of this Section 2 shall prevail.
     3. Amendment to the Warrants.
          a. Each of the Buyers, severally and not jointly, hereby agrees with the Company that the definition of Warrant Exercise Price set forth in Section 1(b)(xv) of each of the Warrants be amended to read in its entirety as follows:
“Warrant Exercise Price” shall be equal to, with respect to any Warrant Share $5.00, subject to adjustment and hereinafter provided.”
          b. Each of the Buyers, severally and not jointly, hereby agrees with the Company that the amendment of the definition of Warrant Exercise Price as provided in Section 3(a) (the “Warrant Amendment”) shall be deemed for purposes of the second sentence of Section 8(a) of each of the Warrants to be an adjustment to the Warrant Exercise Price of the Warrants pursuant to the first sentence of Section 8(a) thereof (i.e., as having resulted from an issuance or sale of shares of Common Stock for a consideration per share less than the Applicable Price in effect immediately prior to such issuance or sale), and that upon such deemed adjustment to the Warrant Exercise Price, the number of Warrant Shares (as defined in such Warrant) acquirable upon exercise of such Warrant shall be amended and adjusted in accordance with the provisions of the second sentence of Section 8(a) of such Warrant (i.e., the number of shares of Common Stock acquirable upon exercise of such Warrant shall be increased to the number of shares determined by multiplying the Warrant Exercise Price of such Warrant in effect immediately prior to the Warrant Amendment by the number of shares of Common Stock acquirable upon exercise of such Warrant immediately prior to the Warrant Amendment and dividing the product thereof by $5.00).
          c. The Warrants, except as amended pursuant to this Section 3, shall remain unmodified, unamended and in full force and effect. In the event of any conflict between the terms and provisions of the Warrants and the terms and provisions of this Section 3, the terms and provisions of this Section 3 shall prevail.
     4. Limited Waivers.
          a. Subject to Section 4(c), each of the Buyers, severally and not jointly, hereby waives (i) the occurrence of a Triggering Event under Section 3(b)(vii) and (viii) of each of the Notes and an Event of Default under Section 11(a)(iii) and (viii) of each of the Notes, the breach of Section 12 of each of the Notes and the breach of Section 4(n) of the Securities Purchase Agreement resulting solely from the Accounts Payable Default, and (ii) the Accounts Payable Default’s constituting a failure to satisfy any Condition to Company Alternative

Conversion with respect to the August 2006 Company Conversion pursuant to this Amendment or any Convertible Installment Conversion pursuant to this Amendment and Section 6.1 of each of the Notes, as amended by this Amendment; provided that such waivers are subject to, and conditioned upon, (A) the aggregate outstanding amount of the O & G Accounts Payable not exceeding $12,500,000 on the date of this Amendment and not having exceeded $13,500,000 at any time prior to the date of this Amendment, (B) the aggregate amount of the Accounts Payable unpaid in excess of 90 days beyond invoice due date not exceeding $1,500,000 on the date of this Amendment and not having exceeded $1,500,000 at any time prior to the date of this Amendment, and (C) none of the Accounts Payable being unpaid in excess of 127 days beyond invoice due date on the date of this Amendment or having been unpaid in excess of 162 days beyond invoice due date at any time prior to the date of this Amendment; and provided, further, that the waivers contained in this Section 4(a) shall be null and void and of no force or effect, and there shall be an immediate breach of the Securities Purchase Agreement and each of the Notes and a Triggering Event under each of the Notes, in the event that (V) the aggregate amount of the O & G Accounts Payable exceeds $12,500,000 at any time following the date of this Amendment, or (W) the aggregate amount of the O & G Accounts Payable exceeds $5,000,000 as of January 1, 2007 or at any time thereafter, (X) the aggregate amount of the Accounts Payable unpaid in excess of 90 days beyond invoice due date exceeds $2,500,000 at any time following the date of this Amendment through (and including) September 15, 2006 or exceeds $1,500,000 at any time after September 15, 2006; (Y) any Accounts Payable are unpaid in excess of 150 days beyond invoice due date at any time following the date of this Amendment or (Z) any Accounts Payable are unpaid in excess of 90 days beyond invoice due date on December 31, 2006 or at any time thereafter.
          b. Subject to Section 4(c), each of the Buyers, severally and not jointly, hereby waives (i) the occurrence of a Triggering Event (if any) under Section 3(b)(vii) of each of the Notes and an Event of Default (if any) under Section 11(a)(viii) of each of the Notes, and the breach of Sections 2(f) and 4.5(a) of the Security Agreement, resulting solely from the Company’s establishment of a Deposit Account (as defined in the Security Agreement) at Cornerstone Bank (“Cornerstone”) that is not subject to an Account Control Agreement (the “Cornerstone Deposit Account”), and deposit of $852,000 in Company funds therein, solely for purposes of securing reimbursement obligations under a letter of credit issued by Cornerstone Bank (such establishment and deposit for such purposes being collectively referred to as the “Cornerstone Collateral Deposit”), and (ii) the Cornerstone Collateral Deposit’s constituting a failure to satisfy any Condition to Company Alternative Conversion with respect to the August 2006 Company Conversation pursuant to this Amendment or any Convertible Installment Conversion pursuant to this Amendment and Section 6.1 of each of the Notes; provided that the waivers contained in this Section 4(b) shall be null and void and of no force and effect, and there shall be an immediate breach of the Security Agreement, in the event that (i) the aggregate funds in the Cornerstone Deposit Account at any time exceed $852,000 or (ii) the Cornerstone Collateral Deposit would constitute a breach of Section 12 of any of the Notes.
          c. The limited waivers set forth in Sections 4(a) and 4(b) are conditioned upon, and subject to, the Company’s performance of its commitments and obligations under this Amendment, the breach or non-performance of which shall render such waivers null and void and of no force and effect, each Buyer being entitled thereafter to exercise all remedies at law or in equity under the Transaction Documents as if Sections 4(a) and 4(b) had not been part of this

Amendment, as executed. The limited waivers set forth in Sections 4(a) and 4(b) are not, and shall not be deemed to be, a waiver under any other circumstance or a waiver of any other condition, requirement, provision or breach of any of the Transaction Documents or any other agreement or instrument.
     5. Additional Note Issuance Prohibition. The Company hereby agrees with each of the Buyers, severally and not jointly, that as of and after the date of this Amendment, the Company shall not have the right to sell any Additional Notes or Additional Warrants to the Buyers pursuant to Section 1(b) of the Securities Purchase Agreement, and any Additional Sale Election Notice delivered pursuant thereto as of and after the date of this Amendment shall be null and void and of no force or effect.
     6. Company Alternative Conversion Limitation. The Company hereby agrees with each of the Buyers, severally and not jointly, that as of and after the date of this Amendment, (a) the Company shall not have the right to effect any Company Alternative Conversion pursuant to Section 8 of the Notes other than pursuant to the August 2006 Company Conversion in accordance with this Amendment or a Convertible Installment Conversion (as defined in Section 6.1 of the Notes, as amended by this Amendment) in accordance with this Amendment and Section 6.1 of the Notes, as amended by this Amendment, and (b) any Company Alternative Conversion Notice delivered pursuant to any of the Notes (other than a Company Alternative Conversion Notice with respect to the August 2006 Company Conversion deemed delivered pursuant to Section 1(b) of this Amendment or a Company Alternative Conversion Notice deemed delivered pursuant to Section 6.1 of any of the Notes, as amended by this Amendment) as of and after the date of this Amendment shall be null and void and of no force or effect.
     7. Covenants.
          a. Prior to 9:00 a.m., New York time, on August 10, 2006, but in no event no later than the earlier of (i) the filing by the Company of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (the “Form 10-Q”) or (ii) the issuance by the Company of a press release disclosing the Company’s operating results with respect to the quarter ended June 30, 2006, the Company shall file a Form 8-K or the Form 10-Q (the “Amendment SEC Filing”) with the Securities and Exchange Commission (the “SEC”) describing the terms of this Amendment, any information reasonably requested to be disclosed therein by any Buyer and any material non-public information previously provided by the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to any of the Buyers and not subsequently disclosed on a Form 8-K or other publicly-available filing with the SEC prior to the filing of the Amendment SEC Filing, and including as an exhibit to such Amendment SEC Filing this Amendment, all in the form required by the 1934 Act. The Company shall provide each Buyer with a reasonably opportunity to review and comment upon such disclosure prior to the filing of the Amendment SEC Filing with the SEC. The Company hereby represents and warrants to each of the Buyers that, from and after the filing of the Amendment SEC Filing with the SEC, no Buyer shall be in possession of any material nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents.

          b. Within two (2) Business Days following the execution of this Amendment by the Company and the Buyers, the Company shall promptly reimburse each Buyer for all of the out-of-pocket fees, costs and expenses (including, but not limited to, attorneys’ fees, costs and expenses) incurred by such Buyer in connection with the negotiation and documentation of this Amendment. Following the date hereof, the Company shall promptly reimburse each Buyer for all of the out-of-pocket fees, costs and expenses (including, without limitation, attorneys’ fees, costs and expenses) incurred by such Buyer in connection with any amendment, modification or waiver of any of the Transaction Documents and/or the enforcement of such Buyer’s rights and remedies under any of the Transaction Documents.
     8. Representations and Warranties of the Company. The Company represents and warrants to each of the Buyers that:
          a. Authorization; Enforcement; Validity. Each of the Company and its Subsidiaries has the requisite corporate power and authority to enter into and perform its obligations under this Amendment, the Notes, as amended hereby, and the Warrants, as amended hereby. The execution and delivery of this Amendment by each of the Company and its Subsidiaries and the consummation of the transactions contemplated hereby (including the issuance of the Conversion Shares upon conversion of the Notes (as amended hereby) and the issuance of Warrant Shares upon the issuance of the Warrants (as amended hereby)) have been duly authorized by the respective boards of directors of the Company and its Subsidiaries, and no further consent or authorization is required of any of the Company, its Subsidiaries or their respective Boards of Directors or shareholders (under applicable law, the rules and regulations of the Principal Market or otherwise). This Amendment has been duly executed and delivered by each of the Company and its Subsidiaries, and each of this Amendment, the Notes (as amended hereby) and the Warrants (as amended hereby) constitutes a valid and binding obligation of each of the Company and its Subsidiaries, enforceable against each of the Company and its Subsidiaries in accordance with its terms.
          b. Issuance of Securities. Upon issuance in accordance with the Notes (as amended hereby) and the Warrants (as amended hereby), the Conversion Shares and the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes and Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of the Common Stock.
          c. No Conflicts. The execution and delivery of this Amendment by each of the Company and its Subsidiaries, the performance by each of the Company and its Subsidiaries of its obligations hereunder and the consummation by each of the Company and its Subsidiaries of the transactions contemplated hereby and by the Notes (as amended hereby) and the Warrants (as amended hereby) will not (i) result in a violation of the Articles of Incorporation or the Bylaws or the organizational documents of any Subsidiary; (ii) conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a breach or default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or other remedy with respect to, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market)

applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. None of the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency, the Principal Market or any other regulatory or self-regulatory authority in order for it to execute, deliver or perform any of its obligations under or contemplated by this Amendment in accordance with the terms hereof, or under the Notes (as amended hereby) or the Warrants (as mended hereby), including, the issuance of the Conversion Shares and the Warrant Shares in accordance with the terms of the Notes (as amended hereby) and the Warrants (as amended hereby).
          d. No Default. Other than the Accounts Payable Default, there exists no Triggering Event, Event of Default or breach or failure to comply by the Company or any of its Subsidiaries with any representation, warranty, covenant or other term or condition of any of the Transaction Documents, or an event which, with the giving of notice or lapse of time or both and without being cured, constitutes or would constitute such a Triggering Event, Event of Default or breach or failure.
     9. Representation and Warranties of the Buyers. Each of the Buyers represents and warrants to the Company that (a) such Buyer is a validly existing corporation, partnership, limited liability company or other entity and has the requisite corporate, partnership, limited liability or other organizational power and authority to enter into and perform its obligations under this Amendment, and (b) this Amendment has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable against such Buyer in accordance with its terms.
     10. Avoidance of Doubt. The parties hereto hereby agree, for the avoidance of doubt, that the terms “Notes” and “Warrants” as used in the Transaction Documents shall mean the Notes and the Warrants as amended by this Amendment, and each of the parties hereto agrees not to take any contrary positions.
     11. Independent Nature of the Buyers. The obligations of each of the Buyers hereunder are several and not joint with the obligations of the other, and none of the Buyers shall be responsible in any way for the performance of the obligations of any of the other Buyers hereunder or under any of the Transaction Documents. Each of the Buyers shall be responsible only for its own agreements and covenants hereunder and under the Transaction Documents. The decision of each of the Buyers to enter into this Amendment has been made by such party independently of any of the other Buyers and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries which may have been made or given by any of the other Buyers or by any agent or employee of any of the other Buyers, and none of the Buyers nor any of their respective agents or employees shall have any liability to any of the other Buyers (or any other person or entity) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any of the Transaction Documents, and no action taken by any of the Buyers pursuant hereto or thereto, shall be deemed to constitute any of the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any of the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby or thereby. Each of the Buyers shall be entitled to independently protect and enforce its rights, including the rights arising out of this Amendment, the Notes, the Warrants and the other Transaction Documents, and it shall not be necessary for any of the other Buyers to be joined as an additional party in any proceeding for such purpose.
     12. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The successors and assigns of such entities shall include their respective receivers, trustees or debtors-in-possession.
     13. Further Assurances. The Company hereby agrees from time to time, as and when requested by any Buyer, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including financing statements, secretary’s certificates, stock powers and irrevocable transfer agent instructions, and to take or cause to be taken such further or other action, as such Buyer may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment and the Transaction Documents.
     14. Rules of Construction. All words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and the use of the word “including” in this Amendment shall be by way of example rather than limitation.
     15. Governing Law; Jurisdiction; July Trial. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

     16. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.
     17. Merger. This Amendment and the Transaction Documents, as amended hereby, represent the final agreement of each of the parties hereto with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or prior or subsequent oral agreements, among any of the parties hereto.
     18. Execution in Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Amendment or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Amendment or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.
     19. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.
     20. No Strict Construction. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
     21. Ratification by Guarantors. By execution hereof, each of the Subsidiaries hereby acknowledges and agrees that it has reviewed this Amendment and hereby ratifies and confirms its respective obligations under the Transaction Documents, in each case as amended hereby.
[Remainder of page intentionally left blank; Signature page follows]

     IN WITNESS WHEREOF, this Amendment has been duly executed by each of the undersigned as of the day and year first set forth above.

INFINITY ENERGY RESOURCES, INC.

By:	/s/ J.A. Tuell

Name:	J.A. Tuell

Title:	President and CEO

CONSOLIDATED OIL WELL SERVICES, INC.

By:	/s/ Timothy A. Ficker

Name:	Timothy A. Ficker

Title:	Vice President, CFO

CIS-OKLAHOMA, INC.

By:	/s/ Stanton E. Ross

Name:	Stanton E. Ross

Title:	President

INFINITY OIL & GAS OF WYOMING, INC.

By:	/s/ J.A. Tuell

Name:	J.A. Tuell

Title:	President

INFINITY OIL & GAS OF KANSAS, INC.

By:	/s/ J.A. Tuell

Name:	J.A. Tuell

Title:	President

INFINITY OIL AND GAS OF TEXAS, INC.

By:	/s/ J.A. Tuell

Name:	J.A. Tuell

Title:	President

HFTP INVESTMENT L.L.C.

By: Promethean Asset Management L.L.C.
Its: Investment Manager

By:	/s/ Robert J. Brantman

Name:	Robert J. Brantman
Title:	Partner and Authorized Signatory

GAIA OFFSHORE MASTER FUND, LTD.

By: Promethean Asset Management L.L.C.
Its: Investment Manager

By:	/s/ Robert J. Brantman

Name:	Robert J. Brantman
Title:	Partner and Authorized Signatory

AG OFFSHORE CONVERTIBLES, LTD.

By: Angelo, Gordon & Co. L.P.
Its: Director

By:	/s/ Michael L. Gordon

Name:	Michael L. Gordon

Title:	Chief Operating Officer

LEONARDO, L.P.

By: Leonardo Capital Management, Inc.
Its: General Partner

By: Angelo, Gordon & Co., L.P.
Its: Director

	By:	/s/ Michael L. Gordon

	Name:	Michael L. Gordon

	Title:	Chief Operating Officer

PORTSIDE GROWTH & OPPORTUNITY FUND

By:

Its:

	By:	/s/ Jeffrey C. Smith

	Name:	Jeffrey C. Smith

	Title:	Authorized Signatory

Exhibit A
August 2006 Company Conversion

Buyer	Aggregate Pro Rata Conversion Amount
HFTP Investment L.L.C.	$934,437.16
Gaia Offshore Master Fund, Ltd.	$315,562.84
AG Offshore Convertibles, Ltd.	$519,736.84
Leonardo, L.P.	$205,263.16
Portside Growth & Opportunity Fund	$525,000.00